Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS SECOND QUARTER 2019 RESULTS

Greenwich, CT, USA, August 7, 2019. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the second quarter of 2019.

Highlights

-- The Company operated all 68 vessels for a full quarter following completion of the merger on March 27, 2019 resulting in an increase in vessel operating days for the quarter by more than 50%.

-- Net debt at June 30, 2019 was $876.8 million implying a debt to asset value leverage ratio of 50%.

-- For the second quarter, net loss attributable to Diamond S was $8.5 million, representing a net loss of $0.21 basic and diluted earnings per share (“EPS”), and Adjusted EBITDA (see Non-GAAP Measures section below) was $33.6 million.

--For the six months ended June 30, 2019, net loss attributable to Diamond S was $9.5 million, or a net loss of $0.28 basic and diluted EPS. Adjusted EBITDA for the six months ended June 30, 2019 was $63.9 million

Craig H. Stevenson Jr., President and CEO of Diamond S, commented: “We are generally pleased with the performance of our fleet despite the prevailing weak conditions in the tanker market. Time-charter equivalent vessel earnings have been seasonally soft but still evidence a firmer market than the prior year. We are anticipating an uplift in the second half of 2019, as we prepare for the major shift toward compliance with IMO 2020 regulations. Refiners have accelerated their annual maintenance; storage facilities are beginning to lower their tanks; and shipowners are beginning their retrofit scrubber installations. These factors, along with anticipated oil demand over 100 million barrels per day, are expected to create higher utilization for available tankers. With 80% exposure to the spot market, the large Diamond S fleet of 68 crude and product carriers is positioned to benefit from the expected rise in earnings for the tanker market.”

Second Quarter 2019 Results

Net loss attributable to Diamond S for the second quarter of 2019 was $8.5 million, or $0.21 per basic and diluted share, compared to a net loss of $19.6 million, or $0.72 per basic and diluted share, in the second quarter of 2018. The decrease in net loss in the second quarter of 2019 primarily reflects an increase in the number of vessels as a result of the merger and as well as better tanker market conditions in both the crude and product tanker segments.

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 52-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. The Product Fleet consists of 46 medium range (“MR2”) vessels and 6 handysize (“MR1”) vessels. Net revenues for the Company, which represents voyage revenues less voyage expenses, were $83.4 million for the second quarter of 2019 compared to $43.1 million in the second quarter of 2018. Net revenues from the Crude Fleet represented $24.4 million in the second quarter of 2019 compared to $13.6 million in the second quarter of 2018. Net revenues from the Crude Fleet increased as a result of an increase of over 380 revenue days due to the completion of the merger. The Crude Fleet also benefitted from stronger market conditions due to the rise in oil demand and balanced tanker supply from the older vessels scrapping during the latter half of 2018. Net revenues from the Product Fleet were $59.0 million in the second quarter of 2019 compared to $29.5 million in the second quarter of 2018. The increase in net revenues in the Product Fleet was driven by the additional 21 vessels contributed acquired in the merger.

Vessel expenses were $42.4 million for the second quarter of 2019 compared to $28.1 million in the second quarter of 2018. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, increased $14.3 million primarily due to the increase of 2,275 operating days as a result of the merger.

Depreciation and amortization expense was $29.2 million in the second quarter of 2019 compared to $22.1 million in the second quarter of 2018. The increase in depreciation and amortization expense increased primarily due to the depreciation of the 25 vessels acquired in the merger, which was partially offset by the sale of two MR2 vessels in the fourth quarter of 2018.

General and administrative expenses were $7.3 million in the second quarter of 2019 compared to $4.1 million in the second quarter of 2018. The increase was due to higher legal and accounting professional fees related to regulatory filings and an increase in headcount as a result of building the infrastructure for public company reporting standards and vessel management.

Interest expense was $13.4 million in the second quarter of 2019 compared to $9.1 million in the second quarter of 2018. Interest expense increased in the second quarter of 2019 due to an increase in debt borrowings as a result of financing the 25 vessels acquired in the merger.

Other income, which consists primarily of interest income, was flat between the second quarter of 2019 and the second quarter of 2018 at $0.4 million.

Liquidity

As of June 30, 2019, the Company had $69.5 million in cash and restricted cash. Restricted cash and minimum cash required by debt covenants was $55.4 million. The Company also had $10.8 million in available lines of credit as of June 30, 2019.

Outlook

For the Diamond S fleet, the third quarter for both the Crude and Product Fleets is demonstrating the typical seasonal weakness of the tanker market. Global inventories remain at over 60 days forward demand cover. OPEC has reaffirmed its reduced capacity since the announced production cuts in the fourth quarter of 2018. Tanker availability is expected to decline over the second half of the year as result of about 16% of the global fleet’s installation of exhaust gas cleaning systems, or scrubbers. We expect greater inefficiencies with available tonnage as the industry begins its readiness to comply with IMO 2020 regulations.

As of July 26, 2019, the Company has booked approximately 48% of the Crude Fleet vessels at $17,265 per day. Vessels in the Product Fleet are 60% fixed at $13,000 per day.

The Company expects to see the overall tanker market conditions improve in the latter part of 2019. A growing distance between oil supply growth west of the Suez Canal and oil demand growth from east of the Suez Canal is expected to drive an increase in demand for oil tankers. Additionally, as oil demand continues to rise to over 100 million barrels per day, global inventories are expected to decrease, creating further demand for tankers. We believe the orderbook for new tanker supply is at manageable levels. The Company expects tanker supply to decrease leading up to compliance with IMO 2020 regulations as vessels are taken out of service for installation of scrubbers.

Conference Call

The Company will hold a conference call on August 7, 2019 at 8:00 a.m. Eastern Daylight Time to discuss its results for the quarter ended June 30, 2019.

To access the call, participants should dial +1 866 211-4137 for domestic callers and +1 647 889-6723 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please enter passcode 4767808.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 11 a.m. EDT on Wednesday, August 7, 2019 through Wednesday, August 14, 2019 by dialing in +1 800 585-8367 or +1 416 621-4642 and entering the passcode 4767808.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 68 vessels on the water, including 15 Suezmax vessels, one Aframax and 52 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Some of the factors that could cause our actual results or conditions to differ materially include unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Nicolas Bornozis

Judit Csepregi

Tel: +1-212-661-7566

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of June 30, 2019 and December 31, 2018

(In thousands, except for share and per share data)

(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$64,144	$83,054
Due from charterers – Net of provision for doubtful accounts of $1,749 and $1,962, respectively	63,187	42,637
Inventories	35,228	20,880
Prepaid expenses and other current assets	10,586	3,731
Total current assets	173,145	150,302

Noncurrent assets:
Vessels – Net of accumulated depreciation of $525,363 and $479,532, respectively	1,951,940	1,454,286
Other property – Net of accumulated depreciation of $591 and $458, respectively	677	756
Deferred drydocking costs – Net of accumulated amortization of $16,373 and $14,573, respectively	36,249	33,287
Deferred financing costs – Net	—	169
Restricted cash	5,387	5,104
Time charter contracts acquired – Net of accumulated amortization of $1,330 and $1,733, respectively	6,521	93
Other noncurrent assets	8,186	5,858
Total noncurrent assets	2,008,960	1,499,553
Total	$2,182,105	$1,649,855

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$125,992	$97,315
Accounts payable and accrued expenses	45,498	25,316
Deferred charter hire revenue	1,497	3,622
Derivative liabilities	1,553	630
Total current liabilities	174,540	126,883

Long-term debt – Net of deferred financing costs of $12,266 and $7,147, respectively	802,611	542,226
Derivative liabilities	1,578	900
Total liabilities	978,729	670,009

Shareholders’ Equity:
Partners’ contributions	—	994,771
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,890,696 shares at June 30, 2019	40	—
Additional paid-in capital	1,234,998	2,558
Accumulated other comprehensive income	1,409	4,387
Accumulated deficit	(68,790)	(56,477)
Total Diamond S Shipping Inc. shareholders’ equity	1,167,657	945,239
Noncontrolling interests	35,719	34,607
Total equity	1,203,376	979,846
Total	$2,182,105	$1,649,855

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three and Six Months Ended June 30, 2019 and 2018

(In Thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Spot revenue	$129,344	$85,412	$227,793	$171,346
Time charter revenue	19,951	4,408	24,158	8,772
Pool revenue	—	—	—	2,846
Voyage revenue	149,295	89,820	251,951	182,964

Operating expenses:
Voyage expenses	65,895	46,769	107,473	91,504
Vessel expenses	42,376	28,112	67,177	56,142
Depreciation and amortization expense	29,243	22,058	51,199	44,112
General and administrative expenses	7,320	4,119	13,608	8,276
Total operating expenses	144,834	101,058	239,457	200,034
Operating income (loss)	4,461	(11,238)	12,494	(17,070)
Other (expense) income:
Interest expense	(13,422)	(9,146)	(22,792)	(17,728)
Other income	384	391	901	742
Total other expense – Net	(13,038)	(8,755)	(21,891)	(16,986)
Net loss	(8,577)	(19,993)	(9,397)	(34,056)
Less: Net (loss) income attributable to noncontrolling interest (1)	(74)	(417)	132	(753)
Net loss attributable to Diamond S Shipping Inc.	$(8,503)	$(19,576)	$(9,529)	$(33,303)

Net loss per share – basic	$(0.21)	$(0.72)	$(0.28)	$(1.23)
Net loss per share – diluted	$(0.21)	$(0.72)	$(0.28)	$(1.23)

Weighted average common shares outstanding – basic	39,890,696	27,165,696	33,774,260	27,165,696
Weighted average common shares outstanding – diluted	39,890,696	27,165,696	33,774,260	27,165,696

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture. In accordance with U.S. GAAP, the Company consolidates 100% of NT Suez’s results.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Six Months Ended June 30, 2019 and 2018
(In Thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2019	2018
Cash flows from Operating Activities:
Net loss	$(9,397)	$(34,056)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	51,199	44,112
Amortization of deferred financing costs	1,892	1,460
Amortization of time charter hire contracts acquired	872	119
Amortization of the realized gain from recouponing swaps	(1,377)	—
Stock-based compensation expense	861	—
Changes in assets and liabilities	(24,125)	5,034
Cash paid for drydocking	(7,691)	(12,067)
Net cash provided by operating activities	12,234	4,602

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	(292,683)	—
Transaction costs	(18,804)	—
Payments for vessel additions and other property	(7,689)	(1,295)
Net cash used in investing activities	(319,176)	(1,295)

Cash flows from Financing Activities:
Borrowings on long-term debt	300,000	—
Principal payments on long-term debt	(35,496)	(37,186)
Borrowings on revolving credit facilities	56,000	6,000
Repayments on revolving credit facilities	(26,323)	—
Proceeds from partners’ contributions in subsidiaries	980	49
Payments for deferred financing costs	(6,846)	(271)
Net cash provided by (used in) financing activities	288,315	(31,408)
Net decrease in cash, cash equivalents and restricted cash	(18,627)	(28,101)
Cash, cash equivalents and restricted cash – Beginning of period	88,158	96,041
Cash, cash equivalents and restricted cash – End of period	$69,531	$67,940

Supplemental disclosures:
Cash paid for interest	$22,075	$15,972
Unpaid transaction costs in Accounts payable and accrued expenses at the end of the period	$280	$—
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$2,485	$—

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Other Operating Data

(Unaudited)

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2019		2018		2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Time Charter TCE per day(1)	$26,105	$13,953	$-	$16,194	$26,117	$14,335	$-	$16,222
Spot TCE per day(2)	15,528	12,815	13,006	9,678	17,862	13,463	12,354	11,052
Total TCE per day(2)	$16,200	$13,118	$13,006	$10,286	$18,174	$13,639	$12,354	$11,541
Vessel expenses per day(3)	$7,195	$6,677	$7,127	$6,770	$6,745	$6,590	$7,417	$6,697
Revenue days(4)	1,433	4,617	1,054	2,919	2,516	7,399	2,134	5,733
Operating days(4)	1,456	4,732	1,092	3,003	2,552	7,606	2,172	5,973

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(in thousands, except days and TCE per day)	2019		2018		2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$51,474	$97,821	$31,290	$58,530	$86,883	$165,068	$60,648	$122,316
Voyage expense	(27,094)	(38,801)	(17,724)	(29,045)	(41,464)	(66,009)	(34,426)	(57,078)
Amortization of time charter contracts acquired	581	215	-	60	600	272	-	119
Off-hire bunkers in voyage expenses	211	230	137	485	211	603	137	812
Load-to-discharge/Discharge-to-discharge	(1,955)	1,096	-	-	(501)	943	-	-
Revenue from sold vessels	-	-	-	-	-	30	-	-
TCE Revenue	$23,217	$60,561	$13,703	$30,030	$45,729	$100,907	$26,359	$66,169
Operating days	1,456	4,732	1,092	3,003	2,552	7,606	2,172	5,973
Off-hire/Dry Docking days	23	115	38	84	36	207	38	240
Revenue days	1,433	4,617	1,054	2,919	2,516	7,399	2,134	5,733
TCE per day	$16,200	$13,118	$13,006	$10,286	$18,174	$13,639	$12,354	$11,541

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income/(loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss, as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(8,577)	$(19,993)	$(9,397)	$(34,056)
Interest expense, net	13,038	8,755	21,891	16,986
Operating income (loss)	4,461	(11,238)	12,494	(17,070)
Depreciation and amortization	29,243	22,058	51,199	44,112
Noncontrolling interest	(869)	(539)	(2,026)	(1,113)
EBITDA	32,835	10,281	61,667	25,929
Nonrecurring Corporate Expenses	-	56	1,392	220
Fair value of time charter amortization	796	60	872	119
Adjusted EBITDA	$33,631	$10,397	$63,931	$26,268